Exhibit 12.1

                               PITNEY BOWES INC.
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)



                                            Six months                                  Years Ended
                                           ended June 30,                               December 31,
                                     ----------------------    ---------------------------------------------------------------

                                        2001       2000(2)       2000(2)       1999(2)     1998(2)       1997(2)     1996(2)
                                        ----       -------       -------       -------     -------       -------     -------
                                                                       (Dollars in thousands)
Income from continuing
 operations before
 income taxes.......................  $447,135    $408,196       $802,848     $823,942    $658,662     $605,788     $520,785
   Add:
   Interest expense.................    99,126      98,967        200,957      175,699     156,284      157,322      161,222
   Portion of rents
    representative of
    the interest factor.............    21,345      21,339         34,512       33,042      36,403       38,284       39,634
   Amortization of
    capitalized interest............       486         486            973          973         973          914          914
   Minority interest in
    the income of
    subsidiary with
    fixed charges...................     6,009       6,825         14,237       12,033      12,425       11,322        8,121
                                         -----       -----         ------       ------      ------       ------        -----
Income as adjusted..................  $574,101    $535,813     $1,053,527   $1,045,689   $ 864,747     $813,630     $730,676
                                      ========    ========     ==========   ==========   =========     ========     ========
Fixed charges:
   Interest expense...............     $99,126    $ 98,967       $200,957     $175,699    $156,284    $157,322      $161,222
   Capitalized interest.............         -       1,513          2,383        1,316           -            -        1,201
   Portion of rents
    representative of
    the interest factor.............    21,345      21,339         34,512       33,042      36,403       38,284       39,634
   Minority interest,
    excluding taxes, in
    the income of
    subsidiary with
    fixed charges...................     9,208       9,958         20,298       17,610      18,468       16,856       11,391
                                         -----       -----         ------       ------      ------       ------       ------
                                      $129,679    $131,777       $258,150     $227,667    $211,155     $212,462     $213,448
                                      ========    ========       ========     ========    ========     ========     ========

Ratio of earnings to
 fixed charges......................      4.43        4.07           4.08         4.59        4.10         3.83         3.42
Ratio of earnings to
 fixed charges
 excluding minority
 interest...........................      4.72        4.34           4.37         4.92        4.42         4.10         3.58

---------
(1) The computation of the ratio of earnings to fixed charges has been computed by dividing income from continuing operations before income taxes as adjusted by fixed charges. Included in fixed charges is one-third of rental expense as the representative portion of interest.

(2) Amounts reclassified to reflect Office Systems, CPLC and AMIC as discontinued operations. Interest expense and the portion of rents representative of the interest factor of these discontinued operations have been excluded from fixed charges in the computation.

       Including these amounts in fixed charges, the ratio of earnings to fixed charges would be 4.27, 3.96, 3.95, 4.37, 3.56, 3.75 and 3.39 for the six
       months ended June 30, 2001 and 2000 and the years ended December 31, 2000, 1999, 1998, 1997, and 1996, respectively. The ratio of earnings to fixed charges excluding minority interest would be 4.54, 4.21, 4.21, 4.66, 3.78, 4.00 and 3.54 for the six months ended June 30, 2001 and 2000 and the years ended December 31, 2000, 1999, 1998, 1997, and 1996, respectively.